Sep. 6th, 2006
To whom it may concern
Huashen Trading (International) Limited.
8 Floor, Suite 1, New Henry House, 10 Ice House Street, Central, Hong Kong
Tel: 852-28681888
Fax: 852-28682678

Gentlemen,

This will serve as formal authorization for your firm to represent Cooper Cameron Valves including. Orbit Product Range, Cameron Product Range, Grove Product Range, General Product Range at Sinopec and It’s Subsidiary on a project by project basis. This authorization is limited to Sinopec and It's Subsidiary only and further confirmation on project will be required. Any transaction resulting from this authorization will be on a purchase and resell basis.

This authorization will be valid for one year starting from issued date.

Thank you for your interest in CCV and we look forward to working closely with your firm to ensure the satisfaction of our mutual customer.

Respectfully,

/s/ Peter Liu
Peter Liu
Country Manager
Cooper Cameron Valve
P.R.C